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                                                                EXHIBIT 3.2


                                                         STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                     FILED 02:00 PM 05/29/1997
                                                         971175240-2740446



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           NEW BEVERLY HOLDINGS, INC.

        New Beverly Holding, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:


        I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders, and written notice has been given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        II. Article FOURTH of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:


                "FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 3,000. All such shares are to be Common Stock, par value of $.10 per share, and are to be of one class."

        IN WITNESS WHEREOF, New Beverly Holdings, Inc. has caused this Certificate to be executed by its authorized officer, on this 29th day of May, 1997.




                                                /s/  HOLLY A. ODOM
                                                -----------------------
                                                Name:  Holly A. Odom
                                                Title: Assistant Secretary